UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2013

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Lippincott Centre, Marlton, NJ	08053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 810-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

Hill International, Inc. (the “Company,” “we,” or “our”) is filing this Form 8-K to report the issuance of shares of the Company’s common stock and our commitment for future issuances of shares of the Company’s common stock in connection with the transaction described below.

On May 30, 2013 (the “Closing Date”), Hill International N.V., the Company’s wholly-owned subsidiary, acquired all of the outstanding common stock of Binnington Copeland & Associates (Pty.) Ltd. and BCA Training (Pty.) Ltd. (together “BCA”) for $2,000,000 payable in shares of the Company’s common stock plus a potential earn out also payable in shares of the Company’s common stock.  The purchase price is payable as follows: $1,072,400 (the “Closing Date Payment”) on the Closing Date, $927,600 (the “Second Tranche Payment”) on July 31, 2013 and an earn-out (the “Third Tranche Payment”) to be determined in the third quarter of 2014.  We issued 379,655 shares of the Company’s common stock in satisfaction of the Closing Date Payment; the number of shares was determined by dividing the Closing Date Payment by the average closing price of our common stock for the thirty days immediately preceding the seventh trading day prior to the Closing Date.  The shares issuable in satisfaction of the Second Tranche Payment will be determined by dividing the Second Tranche Payment by the average closing price of our common stock for the thirty days immediately preceding July 19, 2013.  On May 30, 2013, the closing price for a share of our common stock was $2.96.  For purposes of illustration, using the May 30, 2013 closing price as the average closing price, the Company would be required to issue 313,378 shares of its common stock in satisfaction of the Second Tranche Payment.  The shares issuable in satisfaction of the Third Tranche Payment will be determined by dividing the Third Tranche Payment by the average closing price of our common stock for the thirty days immediately preceding July 22, 2014.  The actual amount of the Third Tranche Payment will be determined by comparing the average net profit before taxes for the two-year periods ending July 31, 2014 to the net profit before taxes for the year ended July 31, 2012, and multiplying the excess, if any, by 2.205.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ William H. Dengler, Jr.
	Name:	William H. Dengler, Jr.
Dated: June 5, 2013	Title:	Senior Vice President and
General Counsel